Exhibit 3


                                                                 EXECUTION COPY


                                VOTING AGREEMENT
                                ----------------

            VOTING AGREEMENT, dated as of October 10, 2005 (this "Agreement"), between Global Healthcare Exchange, LLC, a Delaware limited liability company ("Parent"), and VHA Inc., a Delaware corporation (the "Stockholder").

                                    RECITALS

            WHEREAS, Neoforma, Inc. is a corporation organized under the laws of the State of Delaware (the "Company"). The Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) the number of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") set forth opposite the Stockholder's name on Exhibit A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

            WHEREAS, pursuant to Section 6.1 of the Amended and Restated Common Stock and Warrant Agreement, dated as of May 24, 2000, between the Company and the Stockholder (as amended pursuant to the Amendment to Amended and Restated Common Stock and Warrant Agreement, dated as of October 18, 2000, the "First Purchase Agreement"), the Stockholder is permitted to vote the Subject Shares with respect to the Merger and the Merger Agreement in its sole discretion; and

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Leapfrog Merger Corporation, a corporation organized under the laws of the State of Delaware ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the "Merger") upon the terms and subject to the conditions set forth therein; and

            WHEREAS, as a condition to entering into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement, and the Stockholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

            Section 1. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

                   (a) Authority. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has duly taken all corporate action necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                   (b) No Conflicts. (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended) and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of its Subject Shares, except for any of the foregoing as could not reasonably be expected to materially impair the Stockholder's ability to perform its obligations under this Agreement.

                   (c) The Subject Shares. Exhibit A sets forth the Stockholder's name and the number of Subject Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by the Stockholder on Exhibit A and has the sole power to vote (or cause to be voted) such Subject Shares with respect to the Merger and the Merger Agreement. Except as set forth on such Exhibit A, neither the Stockholder nor any affiliate of the Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect thereto.

                   (d) Title. The Stockholder has good and valid title to the Subject Shares denoted as being owned by the Stockholder on Exhibit A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by the First Purchase Agreement, the Common Stock Purchase Agreement, dated as of January 25, 2001, between the Company and the Stockholder, as amended April 11, 2003 (the "Second Purchase Agreement"), this Agreement or as could not reasonably be expected to impair the Stockholder's ability to perform its obligations under this Agreement.

                   (e) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

                   (f) Litigation. To the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

            Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

                   (a) Authority. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has duly taken all corporate action necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                   (b) No Conflicts. (i) No filing with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent, except for any of the foregoing as could not reasonably be expected to materially impair Parent's ability to perform its obligations under this Agreement.

                   (c) Reliance by the Stockholder. Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                   (d) Litigation. To the knowledge of Parent, there is no action, proceeding or investigation pending or threatened against Parent that questions the validity of this Agreement or any action taken or to be taken by Parent in connection with this Agreement.

            Section 3. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 4, the Stockholder, in its capacity as such, agrees as follows:

                   (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought from the stockholders of the Company, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

                   (b) Except as the Stockholder is otherwise obligated under the First Purchase Agreement and the Second Purchase Agreement (subject to the Waiver, dated as of the date hereof, among the Stockholder, University HealthSystem Consortium and the Company), at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Acquisition Proposal or (ii) any amendment of the Company's certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                   (c) The Stockholder hereby appoints Mike Mahoney and Greg Nash, and each of them individually, as the Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, solely to vote or act by written consent prior to the termination of this Agreement with respect the Subject Shares in accordance with Section 3(a). This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. The Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to this Section 3(c) by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder inconsistent with the proxy hereby granted. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of the Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable and that any such proxies are hereby revoked.

                   (d) Except as provided in Sections 3(a) and 3(c), the Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enter into any agreement, option or other arrangement with respect to, or consent to, a Transfer of, any or all of the Subject Shares to any person, that is inconsistent with its obligations under this Agreement, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, in each case that is inconsistent with this Agreement.

                   (e) The Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. The Stockholder shall not, nor shall the Stockholder authorize any investment banker, consultant, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information (including non-public information) regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or (iv) enter into any Contract contemplating or providing for any Acquisition Transaction; provided, however, that this Section 3(e) shall not prohibit Stockholder from furnishing any information (including non-public information) regarding the Company to, or entering into discussions or negotiations with, any Person at any such time as the Company is engaging in such activities with such Person in compliance with the terms and conditions of the Merger Agreement. Any such furnishing of information, discussions or negotiations shall be conducted in accordance with Section 4.3 of the Merger Agreement.

                   (f) At the request of Parent, the Stockholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement.

            Section 4. Termination. This Agreement shall terminate (i) upon the earlier of (A) the Effective Time, (B) the date of the termination of the Merger Agreement and (C) the effective date of any amendment to any pricing term of the Merger Agreement in a manner adverse to the Stockholder or any amendment to or waiver of any other term or condition of the Merger Agreement in a manner materially adverse to the Stockholder, in each case without the prior written consent of the Stockholder or (ii) at any time upon notice by Parent to the Stockholder. All representations, warranties, covenants and agreements set forth herein shall terminate and have no further effect as of the termination of this Agreement pursuant to this Section 4. Notwithstanding the foregoing, Sections 7 through 19, inclusive, of this Agreement shall survive the termination of this Agreement and no party shall be relieved from any liability, by reason of any such termination, for a breach by such party of this Agreement prior to such termination.

            Section 5. Appraisal Rights. To the extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

            Section 6. Publication. The Stockholder hereby authorizes Parent and the Company to publish and disclose in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock as each are set forth on Exhibit A attached hereto and the nature of the Stockholder's commitments, arrangements and understandings pursuant to this Agreement. Parent and/or the Company will allow the Stockholder a reasonable opportunity to review and comment on any language in the press release announcing the Merger and in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) that refers to the Stockholder.

            Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles or rules of conflicts of laws thereof.

            Section 8. Jurisdiction; Waiver of Jury Trial.

                   (a) Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the courts of the State of Delaware or the United States District Court for the District of Delaware (each, a "Delaware Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

                   (b) EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

            Section 9. Specific Performance. The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements of the Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements may cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, the Stockholder agrees that Parent, in addition to any other remedies at law or in equity it may have, shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements.

            Section 10. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and the Stockholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

            Section 11. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other party, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and permitted assigns or transferees of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their successors and permitted assigns or transferees, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            Section 12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

            If to Parent, to:

                      Global Healthcare Exchange, LLC
                      Suite 400
                      11000 Westmoor Circle
                      Westminster, CO  80021
                      Attn: Chief Executive Officer and Chief Financial Officer
                      Facsimile:  (720) 887-7233

            with copies to:

                      Sidley Austin Brown & Wood LLP
                      Bank One Plaza
                      10 South Dearborn Street
                      Chicago, IL  60603
                      Attention:  Frederick C. Lowinger
                                  Carol M. Lind
                      Facsimile:  (312) 853-7036


            If to the Stockholder, to:

                      VHA Inc.
                      220 East Las Colinas Boulevard
                      Irving, Texas  75039-5500
                      Attn:  Chief Financial Officer
                      Facsimile:  (972) 830-0524

                      with copies to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, New York  10036-6522
                      Attn:  Nancy A. Lieberman, Esq.
                      Facsimile: (212) 735-2000

            Section 13. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

            Section 14. Integration. This Agreement (together with the Merger Agreement solely to the extent referenced herein), including Exhibit A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings or agreements relating to the subject matter of this Agreement.

            Section 15. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

            Section 16. Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            Section 17. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same instrument.

            Section 18. Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

            Section 19. Definitions. References in this Agreement to "affiliate" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a governmental body or authority.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


                                             GLOBAL HEALTHCARE EXCHANGE, LLC


                                             By:  /s/ Michael Mahoney
                                                -------------------------------
                                                Name:  Michael Mahoney
                                                Title: Chief Executive Officer


                                             VHA INC.


                                             By:  /s/ Stuart B. Baker
                                                -------------------------------
                                                Name:  Stuart B. Baker
                                                Title: Executive Vice President

                                                                      Exhibit A
                                                                      ---------

                                  STOCKHOLDER
                                  -----------


     Name                                          Number of Subject Shares
     ----                                          ------------------------

     VHA Inc.                                              8,611,217